Consent of Independent Auditors


The Board of Directors
US Airways Group, Inc.:

We consent to the incorporation by reference in this registration statement (Form S-8) pertaining to the 1997 Stock Incentive Plan of US Airways Group, Inc., the 1996 Stock Incentive Plan of US Airways Group, Inc., and the US Airways Group Nonemployee Director Stock Incentive Plan of our report dated February 25, 1998, except as to Note 16 which is as of March 12, 1998, with respect to the consolidated financial statements of US Airways Group, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                      KPMG Peat Marwick LLP


Washington, DC
August 21, 1998